Designated Filer:

Basswood Capital Management, L.L.C.
Issuer & Ticker Symbol:

Dime Community Bancshares, Inc. [DCOM]
Date of Event Requiring Statement:
August 11, 2026

Explanation of Responses:
1.
This Form 4 is filed on behalf of Matthew Lindenbaum, Bennett Lindenbaum, Basswood Capital Management, L.L.C. (“BCM”), Basswood Financial Fund, LP (“BFF LP”), Basswood Financial Fund, Ltd. (“BFF LTD”), Basswood Opportunity Partners, LP (“BOP”) and Basswood Financial Long Only Fund, LP (“BFLOF”) (collectively, the “Reporting Persons”).  BCM is the investment manager or adviser to BFF LP, BFF LTD, BOP, BFLOF and Basswood Strategic Financial Fund (“BSFF”) and (collectively, the “Funds”) and certain separate managed accounts managed by BCM (the “Managed Accounts”) and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts. Basswood Partners, L.L.C. (“Partners”) is the general partner of BFF LP, BOP, BFLOF, and BSFF, and may be deemed to have a pecuniary interest in the Common Stock held directly by BFF LP, BOP, BFLOF, and BSFF. Matthew Lindenbaum and Bennett Lindenbaum are the managing members of BCM and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts, and also directly hold shares of Common Stock. In accordance with Instruction 4(b)(iv), the entire amount of Common Stock held by the Funds or Managed Accounts are reported herein. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by the Funds or Managed Accounts, except to the extent of any direct or indirect pecuniary interest therein. BCM also disclaims beneficial ownership of the shares held directly by Matthew Lindenbaum and Bennett Lindenbaum. Matthew Lindenbaum and Bennett Lindenbaum each disclaim beneficial ownership of the shares held directly by the other. The inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of any securities reported herein for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise.
Matthew Lindenbaum, a managing member of BCM, serves on the board of directors of the Issuer as a representative of the Reporting Persons.  As a result, each of the Reporting Persons is a “director-by-deputization” solely for purposes of Section 16 of the Exchange Act.  By reason of the provisions of Rule 16a-1 of the Exchange Act, each of the Reporting Persons may be deemed to be a beneficial owner of the shares of Common Stock issued to Matthew Lindenbaum.
2.
Common Stock held directly by certain separate Managed Accounts managed by BCM.
3.
Common Stock held directly by BFLOF.
4.
Common Stock held directly by BFF LP.
5.
Common Stock held directly by BFF LTD.
6.
Common Stock held directly by BOP.
7.
Common Stock held directly by BSFF.
8.
Common Stock held directly by Matthew Lindenbaum, which includes 1,865 shares of Common Stock underlying restricted stock unit awards. As of the date hereof, Matthew Lindenbaum also has a short position of 161,015 shares of Common Stock that was entered into prior to Matthew Lindenbaum becoming a reporting person.
9.
Common Stock held directly by Bennett Lindenbaum. As of the date hereof, Bennett Lindenbaum also has a short position of 138,281 shares of Common Stock that was entered into prior to Bennett Lindenbaum becoming a reporting person.
Remarks: